Exhibit 99.2
MANAGEMENT DISCUSSION SECTION
Operator: Good day, ladies and gentlemen, and welcome to the TranS1 Inc. Third Quarter 2010 Earnings Call. At this time all participants are in a listen only mode. Later we will conduct a question-and-answer session and instructions will follow at that time. [Operator Instructions] As a reminder, this conference call is being recorded.
I would now like to introduce your host for today’s conference, Mark Klausner of Westwicke Partners.
Mark R. Klausner, Managing Partner, Westwicke Partners
Thanks, operator. Joining us on today’s call are TranS1’s Chief Executive Officer, Rick Randall; President and Chief Operating Officer, Ken Reali; and Chief Financial Officer, Joe Slattery.
Before we begin, I would like to caution listeners that certain information discussed by management during this conference call will include forward-looking statements covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update information provided on this call. For discussion of risks and uncertainties associated with TranS1’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009.
With that, it’s my pleasure to turn the call over to TranS1’s CEO, Rick Randall.
Rick Randall, Chief Executive Officer
Thanks, Mark. Good afternoon and thank you for joining us today to discuss TranS1’s third-quarter results. On today’s call, I will discuss the key highlights of the quarter and share some perspective on the current market environment in spine. Joe will provide you with the details of our financial results and then Ken will share with you some additional perspective on our operations, after which we will take your questions.
Worldwide, 589 TranS1 procedures were performed and we generated $6.3 million in revenue during the third quarter. As expected this quarter, case volume demonstrated some seasonal weakness. We were also impacted by worsening conditions in the spine market, as I will detail in a minute. As Joe will discuss, product mix was relatively stable and we continue to benefit from add-on procedural revenues. Average selling prices remained relatively consistent with second quarter 2010.
The decrease in revenues was partially offset by our continued focus on implementing operating expense savings, reducing our cash burn by 49% compared to the third quarter of 2009. Before I turn the call over to Joe, I would like to spend a few minutes sharing our perspective on the current state of the spine market and the implications for TranS1. After several years of double-digit growth, spine market growth slowed starting in mid-2009 due primarily to three factors: pricing pressure, decreasing healthcare utilization due to weakness in the overall economy, and payor push back on specific indications for spinal fusion.
The increase in pricing pressure was driven by the competitive environment in the spine market as many larger players cut prices as they struggled to retain share as total spine volume growth began to subside. Decreasing healthcare utilization as a result of the economic downturn, high unemployment rates, a reduction in the ranks of the full-time employed and the expiration of COBRA benefits has limited the number of patients that are covered for procedures, and those patients with coverage are faced with increasing deductibles.

Additionally, potential patients are increasingly concerned about an extended absence from work, which would be typical of major surgery like lumbar fusion.
Finally, the spine market generally, and lumbar fusion in particular, has seen increasing push back from payors with regard to coverage. Spine is a major cost area for payors, and from 2001 to 2008, lumbar fusions for lower back pain grew more than twice as fast as other lumbar fusions. As a result, private payors have increased the criteria that a patient must meet in order to be pre-authorized for lumbar fusion as well as putting materially more effort into the preauthorization process.
Payors have specifically stopped covering lumbar spine procedures involving degenerative disc disease patients that have no other symptoms such as leg pain or general spinal instability. These factors have severely limited the rate of lumbar fusion surgeries over the last few quarters and this pressure has been increasing. All of these pressures are compounded for TranS1 given the current state of our physician reimbursement.
It is important to note that the payor pressure is primarily a private pay issue since Medicare does not require pre-authorizations and generally back pain patients are younger than the typical Medicare patient. Thus, the industry has seen a shift away from private pay toward more Medicare patients. TranS1 has been specifically impacted by the current environment in a number of ways.
Historically, much of our business has been for the treatment of low back pain and given the younger demographics of this market, we have had a higher mix of private pay patients who have been denied for medical necessity. Even for the patients who meet the more stringent criteria to receive a lumbar fusion, we still need to navigate the challenges posed by our current Category III code to have our procedure performed.
So where does this leave us? From a macro standpoint, although it may take some time, we believe that payor dynamics will begin to normalize. We believe that going forward payors will begin to focus on total cost and outcomes in determining the most appropriate treatments. Physicians will become more adept in working with their patients to navigate the preauthorization process and be able to perform the procedures that are necessary and provide the best outcomes.
Within these shifting dynamics, we continue to believe that minimally invasive surgery will continue to grow as a function of a better total cost profile, better clinical outcomes and quicker recovery time and return to work for patients than experienced with open surgery. Further, the ranks of companies offering minimally invasive solutions are swelling rapidly, which will accelerate this market shift.
As it relates to TranS1 and the XLIF procedures specifically, we know after treating over 8,000 patients in the U.S. that our procedure has very low complication rates and lower infection rates relative to open surgery.
Additionally, the minimally invasive nature of our procedure leads to shorter O.R. times, reduced hospital stays and lower postoperative cost. It is also attractive to patients who are seeking a shorter recovery time and a quicker return to normal function. Our technology is in a strong position to take advantage of the shifting market dynamics, but our ability to capitalize on the opportunity in the near term is limited to payors and indications where the lack of a Category I reimbursement code is less of a factor.
Later in the call, Ken will discuss with you some of the specific actions that we are taking to develop the peer-reviewed data to demonstrate the clinical and economic value of our procedure to effectively secure reimbursement and to focus our sales, marketing and product development efforts to best position ourselves for long-term success.
I would now like to turn the call over to Joe to review our financial results. Joe?

Joseph Slattery, Executive Vice President and Chief Financial Officer
Thank you, Rick and good afternoon everyone. Worldwide revenues of $6.3 million represented a quarterly sequential decrease of about 12% and an 8% decrease from the third quarter 2009. This figure was slightly below the mid-point of our revenue guidance and reflective of some seasonality, a tough spine market environment and a more focused sales force investment.
While domestic average selling prices have decreased slightly from second quarter, owing mostly to mix, we are still well above our prior year ASP due to the uptake of our price increase in the U.S. and a mix shift to 2L procedures and new product offerings. Total domestic revenue was $5.9 million as compared to $6.7 million in the previous quarter, a decrease of about 11%. Total domestic AxiaLIF case revenue, which includes revenues for all TranS1 products used in any case that uses an AxiaLIF fusion device, was $5.8 million for the quarter, or 98% of total domestic revenue.
Of this revenue, approximately 63% was generated in cases that utilize the one-level device and 37% was generated in cases that utilize our two-level device. Revenues generated outside of AxiaLIF cases were consistent at about $100,000 in the quarter. We performed 488 AxiaLIF cases in the U.S. in the third quarter, a decrease from the 540 cases performed in the second quarter. Despite this, two-level cases were consistent as a percent of total AxiaLIF cases at about 28%.
The total domestic case volume was relatively reflective of a period of organizational change. As we have mentioned previously, we downsized our sales force in January, appointed new sales leadership in March and reorganized our sales force in July. We have completed these changes with few regrettable losses and have begun rebuilding the ranks of our sales team.
To give you a sense of magnitude, total field head count was 65 in last year’s third quarter versus 41 this year. Going forward, as Ken will detail, we will continue to have a more focused and targeted sales effort in the U.S. On the international front, primarily as a result of typical seasonality in Europe, revenues for the quarter were approximately $413,000, a decrease of about 27% over the second quarter and slightly up as compared to the third quarter of 2009.
Moving on to operating expenses. Total operating expenses were down 20% in the third quarter of 2010 as compared to the third quarter of 2009 as a result of cost management efforts undertaken over the last year. In the first three quarters of 2010, we incurred approximately $1.3 million of non-recurring costs associated with organizational transition and facility relocation, primarily related to changes in the management team. Excluding these transition costs, year-to-date operating expenses were down 22% versus the prior year.
Moving on to the balance sheet. We finished the quarter with approximately $44 million in cash and investments. Accounts receivable DSO (days sales outstanding) was 62 at quarter end, which is up from 57 days on June 30. We observed a consistent theme in customer payment deferrals during the quarter and have stepped up our efforts to stay on top of this change. Inventory turns decreased slightly from 0.85 to 0.78 turns compared to the June quarter.
Cash burn for the quarter was $2.7 million. While we continue to see opportunity to improve our working capital management through inventory control and improved billing cycle times, we believe that we have taken advantage of most of the near-term operating expense reductions. We continue our focus on fiscal discipline and believe that we have adequate cash and investments to sustain the business for the foreseeable future.
Turning to guidance, we expect revenues in the range of $5 to $6 million in the fourth quarter, reflecting the challenging macroeconomic conditions in the spine market and our efforts to invest in markets that are working while divesting in marginal markets.
Now I’d like to turn the call over to Ken. Ken?

Ken Reali, President and Chief Operating Officer
Thanks, Joe. Before we open up the call for questions, I would like to outline first how we are managing our sales, marketing and product development efforts in the near term and then conclude with our reimbursement and clinical data strategy in light of the current external environment that Rick described.
Turning to our sales and marketing efforts — as many of you know, we undertook a major effort at the beginning of the year to focus our sales force investment in order to conserve cash. To this end, we strategically exited marginal markets and have shifted resources to those geographic markets where we believe that we could be most successful in the near-term. Markets that fit our profile for continued or increased sales and marketing investment have the following three key criteria: number one, key opinion leader surgeons who have made AxiaLIF a consistent part of their practice; number two, a favorable local reimbursement environment; and third, positive market dynamics.
In these specific geographies where we have targeted a strong direct sales force presence, we have seen favorable results and significant growth year-to-date in spite of negative industry trends and our current reimbursement status. As it relates to clinical indications, we believe that our best near-term opportunities exist in pathologies involving complex spine, spondylolisthesis and instability.
We continue to hear from surgeons that the AxiaLIF rod provides a stable construct at the base of the spine and has unique biomechanical advantages relative to other methods of fixation. We have sponsored a cadaver biomechanical study with a select group of complex spine surgeons that we expect will be submitted for publication by the end of the year. This study compares AxiaLIF with the [inaudible] regarded as current standard of care at the base of the spine to illustrate the biomechanical differences between the approaches.
As Joe noted when he reviewed our financial results for the quarter and our guidance, the difficult market environment and the focusing of our direct sales force investment in the near-term has resulted in revenue declines primarily related to markets we chose to exit. While we will continue to be mindful of conserving cash, we do intend to make targeted investments in attractive markets, which should allow us to return to growth as the external spine environment improves.
On the product development front, the 2L+ two level fusion implant continues to gain market experience and acceptance since its full launch in July for L4 to S1 fusions. We have also developed a one level modular implant, 1L+, based on the same design concept as the new two-level implant. We feel this design offers improved clinical benefits by improving fixation in poor quality bone and allowing surgeons the ability to control the distraction between vertebral bodies through a distraction rod. We expect to launch the 1L+ implant next year upon FDA clearance.
We are continuing to invest prudently in research and development and our near-term efforts are focused on continuing to improve on our AxiaLIF core technology through improved instruments and implants. In the third quarter, we commenced the limited release of our bowel retractor system to improve our already strong safety profile.
We expect a full launch of the bowel retractor system in the first half of next year. We have also launched new instruments to complete a more rigorous and reproducible discectomy. These instruments are designed to ensure full removal of the disc material from the surface of the disk as a last step prior to placement of bone graft material. We feel these instruments will continue to enhance the procedure and ensure reproducible results from surgeon to surgeon.
Moving on to reimbursement. I’d like to discuss both our long-term strategy for obtaining a Category I CPT code for our procedure as well as our near-term strategy for obtaining local, private payor coverage in our targeted markets. With regard to the process for obtaining the Category I code, a cohort of surgeons who have extensive AxiaLIF experience have submitted a coding change application to the AMA for consideration at an upcoming meeting in 2011. If the application is considered and approved at the February meeting, we would have a Category I code effective January 1, 2012. If not, we would expect a Category I code effective January 1, 2013. The timing of the consideration of the application will primarily be dictated by society support and the upcoming publications of additional peer-reviewed data.
We are aware of several clinical peer-reviewed papers that may be published in the coming months that we believe will support the case for a Category I code. One of the most relevant of these papers awaiting publication is comprised of data from 154 patients at four centers with two-year follow up of both fusion and clinical outcomes. This paper appeared earlier this year has an abstract at the SAS meeting, and the data showed favorable radiographic fusion and clinical outcomes.
In addition to obtaining a Category I code, securing private pay reimbursement is a key component of our ultimate success. Our current approach is to focus on local and regional payors to obtain physician payment coverage in our targeted markets where we have an established base of AxiaLIF key opinion leaders. To support this effort, we have initiated a patient registry that will serve to accumulate data at the local level that will be used as a tool to demonstrate the favorable cost and outcome profile of AxiaLIF. Our ongoing efforts to secure peer reviewed publications of clinical data is also critical to this initiative.
Turning to our longer-term clinical strategy, we currently have a significant history from the over 8,000 AxiaLIF cases that have been performed in the U. S. since we began commercialization. This data clearly demonstrates the favorable safety and efficacy profile of our procedure and its economic benefits relative to open surgery. Based on the confidence this data gives us, we have decided to initiate a prospective randomized multi-centered clinical trial versus translaminar interbody fusion, or TLIF, to provide further proof of both our clinical and economic benefits.
We feel this trial will highlight the benefits of AxiaLIF in the lower lumbar spine versus standard-of-care. But it’s also important to note that our plans for obtaining the Category I code and private pay coverage are not dependent on the completion of this trial.
We anticipate that this trial will begin enrollment by early next year. We expect that we will complete enrollment within the 18 months and at that time a detailed publication strategy will be employed.
In summary, based on our 8,000 patient history in the U.S., we remain convinced that the clinical and economic pace for our procedure is strong. We anticipate that the upcoming published peer reviewed data will further support this case and will be helpful not only as we seek a Category I CPT code, but also as we work with private payors in the near-term to secure coverage physicians.
We are also optimistic that our strategy of targeting our sales and marketing efforts in geographic areas and clinical indications where we have the highest likelihood of success will allow us to grow the business while we appropriately manage our cash resources.
With that we would like to open the call up to take your questions. Thank you.

QUESTION AND ANSWER SECTION
Operator: Thank you. [Operator Instructions] And our first question comes from Matt Miksic from Piper Jaffray.
<Q — Matt Miksic>: Hi, good evening. Thanks for taking our questions. Can you hear me, okay?
<A — Rick Randall>: Yeah, hi, Matt.
<Q — Matt Miksic>: Hey, how are you Rick? So one question on the sequential pressure in Q3, seasonal and pay related, do these — does this show up more in your one level and two-level sequentially, any difference there?
<A — Rick Randall>: Yes, Matt. We started to see — I think in past calls we’ve actually talked a little bit about this where we were — because again, we’ve been working so closely with physicians on reimbursement, I think TranS1, more than any other spine company, has been — has seen the medical necessity thing which we’ve talked about in the past, continue to grow as more and more insurers kind of raise the bar. So I think in general what we’ve seen is, is that single level procedures are more exposed. When you think about degenerative discogenic pain only without those other symptoms and instability, that tends to be found more in patients who have a single disc, not that it doesn’t necessarily exclude a two-level case, but clearly the single-level cases are more exposed than the two-level cases there.
<Q — Matt Miksic>: Okay. And then in terms of pricing, if you could talk about what you saw in the quarter, differences. A similar question is there any difference in level 2 and level 1 pricing, or what kind of sequential or year-over-year pricing you’re seeing?
<A — Joseph Slattery>: Hi, Matt, it’s Joe. I guess I would classify the pricing in the quarter as fairly stable. It was down a little, we’ve seen it recover since, so it’s probably just customer mix. There is a little bit of mix that contributed to the downward pressure, but having looked at these numbers every month, we’re really within the margin of error, basically similar pricing compared to the second quarter.
<Q — Matt Miksic>: Okay. And that’s in similar year-over-year as well, or are you seeing some erosions?
<A — Joseph Slattery>: Oh, you know, I think from our standpoint as compared to a year ago, if you’re looking at pure line-item pricing, with our price increase in April, we are probably hanging in there about even from last year.
<Q — Matt Miksic>: Okay. Quite different than everybody else. Any thoughts on, I mean I have my own opinion, but what would you attribute that to?
<A — Rick Randall>: I think, Matt, the pricing is largely again the minimally invasive procedures given the fact that under the same DRG patients go home typically the next day even with a concomitant second surgery, you know, an XLIF on top of whatever maybe the two days, it still presents a better profile for hospitals from a profitability standpoint under a fixed DRG. Having said that, there is clearly more generalized activity in the market, there’s more hospital administrators that are asking for discounts and what not and we have to be more aggressive and more active in defending our pricing proposition when it comes to the total economic model for the hospital in treating these patients.
<Q — Matt Miksic>: That’s helpful. And then the comment you made about payor pressure, you’ve been sort of close to this, as you mentioned, close to this phenomenon for a while, have you seen any change in the pace, was there an inflection point, as you know some of the other folks just talked about seeing like a late quarter change, any color around that?
<A — Rick Randall>: Yeah, I’ll have Joe to answer that.

<Q — Matt Miksic>: And if you’re willing to share, either into the quarter or in particular, post-NASS, because I guess there was some guideline opinions that were rendered in NASS that may or may not have to be playing a role here?
<A — Joseph Slattery>: Yeah, Matt, what I would say is there seemed to be some fundamental change in mid September. We were tracking along fairly well in the first 10 days of September and then it changed quite quickly. So — and then, we’ve seen that trend basically continue. So, I wouldn’t say that we’ve seen anything post-NASS that was any different than September. Hi, Ken, would you like to add anything on that?
<A — Ken Reali>: I would just add to that, I think certainly going into the fall, where you would normally see spine procedures pick up, we certainly did not see as much of that activity as we expected. And I think that’s indicative of the environment that the whole spine community’s been in relative to the degenerative disc disease indication getting highly scrutinized by payors.
<Q — Matt Miksic>: And then Rick and Joe, I guess looking at your Q4 guidance, that number, that range 5 to 6 down from just over 6 here in the third quarter, is it correct to just read into that, that’s a cautious number given the phenomenon that you’re seeing?
<A — Rick Randall>: Yeah, I think there’s a lot of uncertainty right now given what we’re seeing. We have a system where our reps are tracking cases and we were dialing that in pretty closely over the summer months and even before the summer months and then all of a sudden, as Joe alluded to, in September those booked cases really fell off. So given that we’ve seen that in September and October and it’s fresh with us, and that system hasn’t had a while to kind of adjust, I think we’re being appropriately cautious with those numbers. Joe, anything? You want to add anything?
<A — Joseph Slattery>: Yeah. Thanks, Rick. Anytime you have one of these significant shifts, there will be this ripple in the surgeon behavior. And so what we might be seeing now is the cancellation rate will re-normalize, but there will be fewer cases that come into the queue, because the surgeons get better at deferring a patient without submitting for pre-auth as they get educated on what that payor needs.
<Q — Matt Miksic>: Okay. And just to understand this back pain segment, everyone seems — I realize it’s a tough segment of the market to nail down with precision. What percentage of the lumbar market do you think that it represents?
<A — Joseph Slattery>: Matt, I saw a research report last week that showed that DDD was 40% of lumbar fusions, which is — in 2008, which was up from 25% of lumbar fusions in 2000. And I think it’s important, we’ve kind of characterized that all DDD is at risk and that’s probably an exaggeration. But, because it’s such a significant portion of the market and it’s being targeted by some payors in some markets and it’s so close to what we do well that it is affecting us.
<A — Rick Randall>: I think there are a number of physicians who have coded DDD or indicated DDD, but they do have concomitant symptoms like radiculopathy. And I think that pure back pain with no other symptoms, I think that’s a number a lot less than 40%, probably in the 10 to 20% neighborhood is my sense.
<Q — Matt Miksic>: And that would be consistent with what some of the other folks have said. But I hear your comments about assuming maybe it’s worse, because at least temporarily it seems like even legitimate cases with concomitant symptoms are getting at least delayed from by surgeons needing to come up with more information even if the information is there.
<A — Rick Randall>: Right.
<Q — Matt Miksic>: And then just generally speaking, do you think these patients have to go away and spend another year in physical therapy and getting pain injections and doing whatever else they have to do to sort of justify the fact that spine — fusion is their sort of only remaining option? Or do you think, I guess, the question is, is — are many of these patients already there, and it’s a matter of coming up with the paperwork?
<A — Ken Reali>: Matt, this is Ken Reali, I think it’s a mixed bag what you’re describing, because certainly conservative care is done, and that’s a prerequisite for many spine fusions, six months of conservative care. So if it’s a degenerative disc disease with no other symptoms, to your point, they do have to probably go back and continue with conservative care and check those systems — or those symptoms routinely until something else appears. I do think though, that surgeons are going to get better at identifying the best candidates for fusion. They’re going to look at the concomitant other symptoms like leg pain, radiculopathy, as Rick mentioned, instability, other things that are going to be prerequisites needed for fusion. I think they’ll get better over time in identifying those and putting those forward, so their hit rate with insurers generally should improve.
<Q — Matt Miksic>: Well that’s helpful. I’ll hop out of the queue here and thanks again for taking the question.
<A — Rick Randall>: Thanks, Matt.
Operator: Our next question comes from a line of David Musket with ProMed.
<Q — David Musket>: Thanks. Tough times out there. Can you fill me a little bit about the publication situation, the key publications that obviously could help to the Category I consideration. Have they already been accepted?
<A — Ken Reali>: Dave, this is Ken. There are quite a few that are in the process of the peer review channel. We don’t control this process. That’s important to understand. But we certainly track these through our surgeons that submit these publications. There are probably two key ones though. One I highlighted on the call is 154 patients that we do two year follow ups tracking both clinical and radiographic outcomes. And that is the most significant data we have today that supports AxiaLIF that’s truly objective, looking at both the clinical and radiographic criteria. We also have a 9,100 patient review of complications and adverse events on AxiaLIF that shows a strong safety profile. And that is also in the queue. These have not been accepted, but these are papers that we’re aware of that are significant enough we feel they can tip the scales relative to our support both with payors, as well as our progress on the Category I code gaining society support.
<Q — David Musket>: So they have been submitted?
<A — Ken Reali>: Yes, they have been submitted.
<Q — David Musket>: Okay. So, just have to hope for the best here. And on the [inaudible] trial, I think that’s a smart strategy. You have the cash, luckily, and kind of take matters into your own hands and move forward in an aggressive manner. What — can you tell us a little bit more about the trial size, cost, whether we’ll be having some interim looks, I mean when will we seeing some news flow from this.
<A — Ken Reali>: Sure, well, as I mentioned, the trial we expect to commence enrollment early next year. And when you look at the statistics, this is a non-inferiority trial [inaudible], which is fairly typical for large studies of the spine where you’re comparing two different fusion modalities. There will be approximately 400 patients, 200 patients in both groups. We do have an interim analysis built in fairly early on to check those results and this is something, as I mentioned, we expect enrollments to take about 18 months. So 25 sites takes us through the first half of next year. It is important to emphasize, from a cost perspective, this is not an IDE trial. We are sticking with the cleared indications for AxiaLIF, so it does not need to be an FDA sanctioned trial, which is a cost savings for us.
<A — Rick Randall>: David, I would add to that, taking it to another level, the reason to do this obviously comparative data is, going forward in this day and age, even more important from a marketing standpoint as well as from a reimbursement and financial standpoint. But when you look at, if you were at the NASS meeting, one of the glaring and obvious revelations at the NASS meeting is that the MIS movement is definitely happening.
I think a year ago there were maybe three companies there at max showing a lateral approach, and I think by my count there were seven or eight at this NASS. And there’s a reason for that and that reason with the payors and the cost pressures coming to bear, more and more of the companies are going to move these patients and their surgeries and the physicians to a, again, under the current DRG system, to operations that send people home sooner allowing them to preserve pricing while saving money for the hospital and for the system.
So given that, with all of these folks moving to a lateral approach, that creates a huge demand at 4-5 and 5-1, particularly 5-1, and so what are the real options at 5-1? It’s the AxiaLIF approach or the TLIF approach? There’s not a whole lot of surgeons are going to open up the belly to do an ALIF when they’re doing an XLIF. So having that comparative data, we’re looking at where the market is moving is going to be critical because there’s going to be a duel at 5-1 and we want to win that duel.
And so having the data is the best way to draw bright lines around this technology. So stay tuned as we get more and more information from the comparison.
<Q — David Musket>: My apologies for going at it, but your comments bring up another question about, to the extent that the market is moving in this direction with MIS and despite the difficult time we’re having in the marketplace, I think everyone can recognize that that’s where we’re going. Do you feel at all vulnerable with your stock selling down here at about cash levels? It doesn’t seem like you’re getting any credit for being one of the MIS players of the future. I mean this Category 1 and this reimbursement issue will pass. The product is doing fine and doing better as long-term data is accumulated. So I guess the concern is how do we protect ourselves from just being picked off here?
<A — Rick Randall>: Well, I think first and foremost, our shareholder base is highly concentrated even though we are a publicly traded company and we did do an IPO we’re fortunate in that the bulk of our — almost every one of our investors as we were private and actually some of our investors have taken on more stock as the prices have dwindled, are there. So this is a closely held stock and I don’t feel at this point in time, largely due to that fact, that we may be as vulnerable as people may feel. It’s a good question, but that’s not what concerns us every day. So I’m glad you asked the question.
<Q — David Musket>: I’m glad you’re comfortable, Rick. Thanks for the help.
<A — Rick Randall>: Thank you.
Operator: And we have a follow-up from Matt.
<Q — Matt Miksic>: Hi. Thanks. I didn’t expect to be back up here so quick. But I did have one just I don’t know if you talked at all about, Rick, the number of surgeons, if that number is stable, if that number is increasing at all again, or if it’s you’re concentrating around your high volume users and then I have one other follow-up?
<A — Joseph Slattery>: Sure. Matt, it’s Joe. With the volume down in the quarter, it’s pretty obvious that the surgeon count was down. We tend to be steady that in any given month, we do about two surgeries per surgeon and in any given quarter it’s maybe three or so. So with the total volume down 12% that does pretty well work out into a 12% reduction in surgeons. In August, in particular in September, the vacations and the Labor Day holiday, I think really hit us there.
<Q — Matt Miksic>: And that’s number, I mean should we expect that direction to move lower before it flattens or is that, is part of your 5 to 6 next quarter dialing in some further reductions?
<A — Joseph Slattery>: No, I don’t think we are concerned about further reduction from where we were in September. In fact, I mean, I think you got to remember that six, nine months ago we dramatically retrenched this business and we focused on existing surgeons. What we haven’t really turned on yet is aggressive training and bringing lots of surgeons back on. We learned from the history that it was very costly and there wasn’t a lot of follow-through. But with a lot of sales force transition, you lose that prime in the pump. So we are focusing again on adding new surgeons, deliberately for the right indications, for the right products. So we think we can maintain a balance there.
<Q — Matt Miksic>: Okay. And then, this is a tougher question because I think it’s very hard to quantify, but there has been I guess because of the economic environment and because of people getting delayed and pushed out, maybe losing their coverage, this is a younger person’s disease, as you talked about, this sprouting up of some of these minimally invasive, under the moniker of minimally invasive surgery, really things that are probably not the kind of things that the rest of your surgeons would normally do on a patient. I don’t know if they’re — I don’t know how to characterize it exactly, but I think you know the kind of centers I’m talking about. These are sort of, they’re viewed as sort of an intermediate step for patients between doing nothing, doing conservative care and getting a fusion. I don’t know if they cost less for the patient, but that’s the phenomenon that’s cropped up. I guess what do you think about that, do you think it has any impact on the industry, how do you think that plays out over time?
<A — Ken Reali>: Matt, this is Ken. I think I know what you’re speaking of, and certainly those are markets that we look at and watch carefully. But if you look at the — what’s happening in spine now and the emphasis on clinical data and strong outcomes no matter what procedure you are doing, at least from a payor perspective procedures are not going to get reimbursed unless they show efficacy. So unless it’s a self-pay model that they’re going after certainly, as a threat, I don’t think it’s a significant threat. But clinical data is the driver and that’s certainly part of our — big part of our strategy going forward, because at the end those are the procedures are going to win in this environment.
<Q — Matt Miksic>: Okay. I know it’s a tough one to answer. And thanks again for taking all of our questions.
<A — Ken Reali>: You’re welcome.
Operator: I’m showing no further questions in the queue. I’d like to turn over to our speakers for any closing remarks.
Rick Randall, Chief Executive Officer
Let me close by thanking all of you for taking the time to join us on our call today. We certainly appreciate your interest in TranS1 and look forward to updating you on our continued progress.
Operator: Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the program, you may all disconnect. Everyone have a great day.